Exhibit 10.27

AGREEMENT ON THE ESTABLISHMENT

OF A SNAKE FARM AND PURIFICATION UNIT

(“Snake Agreement”)

between

Neurobiological Technologies, Inc. and

NTI-Empire, Inc.

2000 Powell Street, Suite 800

Richmond, California 94806

USA

(hereinafter called “NTI”)

and

Nordmark Arzneimittel GmbH & Co. KG

Pinnauallee 4

25436 Uetersen

Germany

(hereinafter called “Nordmark”)

(NTI and Nordmark are individually referred to as “Party” and collectively as “Parties”)

Preamble

1.	Whereas, the Parties have entered into a Cooperation and Supply Agreement on March 1, 2005 (hereinafter called “Cooperation Agreement”) pertaining to the manufacture of Ancrod by Nordmark on behalf of NTI and the supply of Ancrod to NTI.

2.	Whereas, in connection with the Parties’ mutual desire to further collaborate and cooperate regarding manufacture and supply of Ancrod, the active pharmaceutical ingredient of NTI’s Viprinex™ product, the Parties wish to enter into this Snake Agreement whereby Nordmark shall establish a snake farm and a purification unit at Nordmark’s facilities, in accordance with the terms and conditions set forth herein, with the intention of ensuring a secure supply of the raw venom of the Malayan pit viper, which is the starting material for Ancrod.

Now, therefore, the Parties agree as follows:

Article 1

Existing Agreements

The Parties acknowledge and agree that the provisions of the Cooperation Agreement shall remain in full force and effect. In the event of a conflict between any of the provisions of this Snake Agreement and the Cooperation Agreement pertaining to Nordmark’s obligations in connection with API Starting Material or Ancrod, the provisions of the Cooperation Agreement shall govern.

Article 2

Definitions

2.1	“Ancrod” (INN) (Viprinex™) means an API (as further described in Appendix 1 of the Cooperation Agreement) that is derived from API Starting Material, wherein such API is intended: (a) to be used in the manufacture of an Investigational Medicinal Product and/or a Medicinal Product, and (b) to furnish pharmacological activity or other direct effect in the treatment or prevention of a disease.

2.2	“Ancrod Facilities” means the snake farm and purification unit established at Nordmark’s facilities pursuant to this Snake Agreement.

2.3	“API” means an active pharmaceutical ingredient.

2.4	“API Starting Material” means the raw venom of the Malayan pit viper, as described in Appendix 2 of the Cooperation Agreement.

2.5	“Effective Date” means January 18th, 2006.

2.6	“Investigational Medicinal Product” means a pharmaceutical form of Ancrod intended to be tested in a clinical trial.

2.7	“Manufacture” means the production of Ancrod from API Starting Material, and the packaging and labelling thereof, including, without limitation, the respective in-process tests, analyses, final quality control and batch release according to GMP.

2.8	“Medicinal Product” means a finished pharmaceutical form of an Ancrod product intended to be commercialized for treatment or prevention of disease in human beings.

2.9	“Procedures” means a description of the activities and operations to be carried out by the Parties, the precautions to be taken by Nordmark, the time frame for completion of the Ancrod Facilities, the internal and out-of-pocket costs to be incurred in establishing the Ancrod Facilities (including human resources (each specified by title and hours to be committed to the Project, and described as employees, consultants or contractors) to be used by Nordmark and NTI in conducting the Project and completing the Ancrod Facilities, the development of the specifications, drawings and blueprints for the Ancrod Facilities, and other reasonable and customary measures and efforts to be applied by the Parties directly or indirectly (a) to the establishment of a snake farm at Nordmark’s facilities, and (b) to the establishment of an Ancrod purification unit at Nordmark’s facilities that meets GMP-grade commercial requirements, in connection with this Snake Agreement, as set forth in greater detail in Exhibit A. A final Exhibit A shall be mutually agreed upon by the Parties within sixty (60) days after the Effective Date, and shall be incorporated herein and attached hereto. If the Parties do not agree in writing on a final Exhibit A within such 60-day period, the CEO’s of the Parties shall meet within twenty (20) days after the end of such 60-day period, and shall use their reasonable best efforts to reach written mutual agreement on a final Exhibit A. In the event that the CEO’s of the Parties fail to mutually agree on a final Exhibit A within such 20-day period, then the CEO’s shall determine in good faith the amount of NTI’s down payment (described in Art. 6.2) that should be refunded to NTI (taking into account the costs reasonably incurred by Nordmark prior to that date), and this Snake Agreement shall be immediately terminated by mutual agreement of the Parties. Prior to the Effective Date, a draft Exhibit A shall be prepared by Nordmark in consultation with NTI that shall set forth the Parties’ activities, operations and responsibilities during the time period from the Effective Date until mutual agreement on the final Exhibit A.

2.10	“Project” means the establishment of the Ancrod Facilities; Nordmark’s identification, hiring and training of the Nordmark personnel necessary for obtaining the raw venom from the Malayan pit viper snakes housed at the snake farm within such Ancrod Facilities; and Nordmark’s responsibilities, activities and documentation in connection with enabling and achieving GMP production of Ancrod within the purification unit portion of such Ancrod Facilities under conditions appropriate for commercial grade and commercial scale manufacture of Ancrod in accordance with applicable regulatory authority requirements. The Project is divided into two parts:

(a) “Part I” means the establishment of the snake farm.

(b) “Part II” means the establishment of the purification unit.

2.11	“Registration” means governmental approval (including marketing authorisation, pricing and reimbursement approval, as applicable) according to German, European and/or United States law that is necessary to place a finished pharmaceutical product on the market in those countries or jurisdictions.

2.12	“Related Company” means any corporation, association or legal entity which is directly or indirectly controlling or controlled by NTI or Nordmark, wherein the term “control” means the ownership of more than fifty percent (50%) of the outstanding voting securities.

Any capitalized terms used herein that are not defined in this Article 2 shall have the meaning given such terms in the Cooperation Agreement.

Article 3

Coordination of Further Action of the Parties

The Parties undertake to cooperate with each other and to coordinate their relating actions with respect to the establishment of the Ancrod Facilities at Nordmark in accordance with this Snake Agreement. Until the time that a snake farm is established at Nordmark’s facilities in accordance with this Snake Agreement, the Parties may agree to have Nordmark, on NTI’s behalf, keep NTI’s Malayan pit viper snakes at a snake farm facility owned by Abbott GmbH and Co. KG Ludwigshafen. Nordmark guarantees all provisions agreed in this contract regarding the housing of the Malayan pit vipers also for this case. NTI shall bear all cost of this temporary solution as shall be described in Exhibit B to be mutually agreed by parties within 60 days after Effective Date.

Article 4

Subject of Cooperation

The subject of this Snake Agreement is the cooperation and coordination between the Parties regarding establishment of the Ancrod Facilities. Accordingly, this Snake Agreement sets forth the terms and conditions relating to the Parties’ cooperation and coordination (including, without limitation, each Party’s obligations, responsibilities and performance in connection with the Project, the Ancrod Facilities and this Snake Agreement).

Article 5

Nordmark’s Obligations

5.1	Nordmark undertakes to establish the Ancrod Facilities (including a snake farm (Part I) and an Ancrod purification unit that meets GMP-grade Ancrod commercial production requirements (Part II)) at Nordmark. As of the Effective Date, the Parties anticipate that a maximum snake stock of fifteen hundred (1,500) snakes will be necessary to fulfil the purposes of this Snake Agreement. Furthermore, the Parties envisage a potential future enlargement of the aforementioned stock of snakes, if the Parties mutually agree in writing that such enlargement of snake stock is necessary or beneficial.

5.2	As regards the time frame for completion of Part I and Part II of the Project, as of the Effective Date the Parties anticipate that completion of the snake farm facility shall take place on or before December 31, 2006, and completion of the purification unit shall take place on or before December 31, 2007. Nordmark agrees to undertake commercially reasonable efforts to achieve these time frame objectives.

5.3	The annual capacity of the completed Ancrod Facilities is planned to be 10 batches à 2 Million Ancrod units.

Article 6

Financial Obligations of the Parties

6.1	As of the Effective Date, the costs for Part I of the Project are estimated at EURO 3,500,000.00 (in words: EURO Three Million Five Hundred Thousand), and for Part II of the Project at EURO 1,500,000.00 (in words: EURO One Million Five Hundred Thousand), totalling EURO 5,000,000.00 (in words: EURO Five Million) for completion of the Ancrod Facilities.

6.2	Within ten (10) business days after the date of execution of this Snake Agreement, NTI shall make a down payment amounting to twenty percent (20%) of the estimated costs set forth in Art. 6.1 (calculated to be a EURO 1,000,000.00 (in words EURO One Million) down payment amount). Upon completion of the snake farm at Nordmark’s facilities in full compliance with Exhibit A, Nordmark shall deliver an invoice to NTI for an additional payment of EURO 750,000.00 (in words EURO Seven Hundred Fifty Thousand). Subject to NTI’s agreement that the snake farm has been completed in accordance with Exhibit A, such invoice shall be payable by NTI within thirty (30) days after receipt of such invoice. Notwithstanding anything to the contrary in this Art. 6.2 or otherwise in this Snake Agreement, if this Snake Agreement is terminated before a total of EURO 1,750,000.00 (in words EURO One Million Seven Hundred Fifty Thousand) is incurred in connection with the Ancrod Facilities, then within thirty (30) days after the date of termination of this Snake Agreement, Nordmark shall refund to NTI the difference between (a) and (b) below, wherein:

(a) is the amount paid by NTI prior to the termination date in accordance with this Art. 6.2 (i.e., EURO 1,750,000.00 (in words EURO One Million Seven Hundred Fifty Thousand) or EURO 1,000,000.00 (in words EURO One Million), as applicable); and

(b) is the actual demonstrable amount reasonably incurred in connection with the Ancrod Facilities prior to the termination date.

For the avoidance of doubt, except in the event that NTI is required to make the Contingent Additional Consideration Payment pursuant to Art 6.3 below, NTI shall not be required to make any payments for the Ancrod Facilities other than the payments set forth in this Art 6.2 (i.e., a maximum of EURO 1,750,000.00 (in words EURO One Million Seven Hundred Fifty Thousand)), regardless of the actual costs of completing the Ancrod Facilities.

6.3	Nordmark shall assume responsibility for all costs incurred in connection with establishment of the Ancrod Facilities that exceed the total of the down payment amount and the additional payment amount to be paid by NTI in accordance with Art. 6.2 (i.e., EURO 1,750,000.00 (in words EURO One Million Seven Hundred Fifty Thousand)). Notwithstanding anything to the contrary in this Art. 6.3. The following conditions that may trigger a “Contingent Additional Consideration Payment” are subject to further discussion by the Parties: — if (a) NTI fails to obtain at least one Registration for a Medicinal Product containing Ancrod before the end of calendar year 2010; or (b) NTI expressly abandons development and/or commercialization of the Viprinex product in the United States and Europe before the end of calendar year 2010; or (c) after good faith negotiations, NTI and Nordmark fail to execute a separate agreement for Nordmark’s commercial manufacture and supply of GMP-grade Ancrod pursuant to Article 9 before the end of calendar year 2010, then NTI shall pay to Nordmark an additional consideration payment in an amount calculated as follows:

(y) the total cost of the Ancrod Facilities (which shall be the smaller of (i) and (ii) below, wherein:

(i) is EURO 5,000,000.00 (in words EURO Five Million), the estimated costs set forth in Art. 6.1; and

(ii) is the actual, demonstrable cost reasonably incurred by Nordmark in establishing the Ancrod Facilities as of the date that a condition set forth in any of clauses (a-c) above is fulfilled; and

(z) the amount that is equal to eighty percent (80%) of the cost set forth in (y).

The Contingent Additional Consideration Payment shall be the amount of (z) minus EURO 1,750,000 (in words EURO one Million seven hundred fifty thousand) (see Exhibit C for various calculations).

If such Contingent Additional Consideration Payment becomes payable by NTI in accordance with this Art. 6.3, it shall be paid in consideration of Nordmark’s inability to realize the full benefits of the Ancrod Facilities. In the event that NTI provides written notice to Nordmark that NTI has failed to obtain at least one Registration for a Medicinal Product containing Ancrod before the end of calendar year 2010, or that NTI is abandoning development and/or commercialization of the Viprinex product in the United States and Europe before the end of calendar year 2010, then Nordmark thereafter shall use its commercially reasonable efforts to avoid incurring further costs (for example, by cancelling commitments and/or returning materials) and to mitigate any costs incurred in connection with the Project, the Ancrod Facilities and this Snake Agreement. For the avoidance of doubt, NTI shall not be obligated to pay to Nordmark a Contingent Additional Consideration Payment pursuant to this Art. 6.3, if Nordmark’s acts or omissions in connection with the Project, this Snake Agreement or the Cooperation Agreement contributed to NTI’s failure to meet the conditions set forth in clauses (a) or (c) above.

6.4	If NTI is required to pay to Nordmark a Contingent Additional Consideration Payment pursuant to Art. 6.3, and if, during the period commencing on the date that Nordmark receives such Contingent Additional Consideration Payment and ending on the second anniversary of such receipt date, Nordmark sells or leases all or part of the Ancrod Facilities, or uses all or part of the Ancrod Facilities to provide services to a third party(ies), then Nordmark shall pay to NTI twenty-five percent (25%) of the consideration received by Nordmark for such sale(s), lease(s) and/or services (as applicable); provided that the maximum total payment(s) to NTI pursuant to this Art. 6.4 shall not exceed EURO 1,750,000.00 (in words EURO One Million Seven Hundred Fifty Thousand).

6.5	Until Nordmark commences commercial manufacture of GMP grade Ancrod, NTI will reimburse Nordmark’s “fully loaded costs” connected with the operation of the snake farm and the purification unit. The definition of the “fully loaded costs” shall be mutually agreed by the parties within 60 days after the Effective Date.

6.6	Nordmark shall invoice the fees to NTI monthly, the invoices are payable within 30 days after receipt of the invoice.

6.7	Nordmark may request that, at its cost, the auditor who audits Nordmark’s annual financial accounts, controls and confirms for NTI whether the fees charged to NTI have been calculated in compliance with this Agreement.

Article 7

Confidentiality

7.1	Each Party (“Recipient”) shall use the non-public, proprietary information given to it by the other Party (“Discloser”) pursuant to this Snake Agreement only for purposes of this Snake Agreement, shall keep it strictly confidential, and shall make it accessible only to those persons who need to know such information in furtherance of this Snake Agreement, the Cooperation Agreement, or any other Ancrod-related written agreement that may be executed by the Parties in the future. Subject to Art. 7.2, Recipient shall oblige each person that receives from Recipient such information of the Discloser to maintain the confidentiality obligations of Recipient under this Snake Agreement. The restrictions on use and the confidentiality obligations imposed on Recipient by this Article 7 shall survive the expiration or termination of this Snake Agreement for a period of ten (10) years after the date of such expiration or termination.

7.2	The restrictions on use and the confidentiality obligations imposed on Recipient by this Article 7 shall not apply to information of the Discloser that:

(a)	Recipient can establish by prior written records was already known to Recipient without any obligation of non-use or confidentiality to a third party, or was available to the public, at the time of disclosure to Recipient by Discloser, or

(b)	at any later date is made known to Recipient without any obligation of non-use or confidentiality to a third party, or is made available to the public, other than by an act or omission of Recipient in breach of this Snake Agreement; or

(c)	is required to be disclosed by law or court order, or that, due to its nature, is required to be divulged to any competent judicial or administrative authority (including, without limitation, in periodic reports to the Securities and Exchange Commission or to any regulatory authority involved in the granting of regulatory approval for a Medicinal Product); provided that, to the extent practicable, notice of such disclosure requirement shall be promptly delivered to Discloser, in order to provide Discloser with an opportunity to challenge or limit the disclosure obligations, and/or to obtain confidential treatment or a protective order for such disclosure so required; or

(d)	Discloser grants written permission to Recipient to use and/or make available to the public.

7.3	Any conflict between the Nondisclosure Agreement dated April 19, 2004 (between Empire and Nordmark) and this Snake Agreement will be controlled by this Snake Agreement.

Article 8

Warranties

8.1	Warranties by NTI. NTI represents, warrants and/or covenants to Nordmark that:

(a)	the execution and delivery of this Snake Agreement and the performance of NTI’s obligations hereunder do not conflict with, or constitute a default or require any consent under, any material contractual obligation of NTI; and

(b)	it has, and shall at all times throughout the term of this Snake Agreement have, the right to supply the Malayan pit viper snakes and related NTI materials and NTI information to Nordmark for the purposes of this Snake Agreement.

8.2	Warranties by Nordmark. Nordmark represents, warrants and/or covenants to NTI that:

(a)	the Ancrod Facilities shall be established, and the Project shall be undertaken and completed, in accordance with the terms and conditions of this Snake Agreement (including, without limitation, Exhibit A), and in compliance (i) with all standards generally accepted in Germany (EC-GMP guideline, part II) and the United States (21 CFR part 210-211) for commercial scale and commercial grade production of APIs intended for commercial pharmaceutical use, and (ii) with all applicable German and United States federal laws and regulations;

(b)	Nordmark shall employ only personnel who are sufficiently experienced and qualified in keeping, handling and breeding of poisonous snakes in accordance with maintenance and breeding specifications and procedures acceptable to NTI;

(c)	all necessary consents, approvals and authorizations of all regulatory authorities, agencies and other persons required to be obtained in connection with establishment of the Ancrod Facilities and the Project have been or will be obtained as of the applicable date(s) of establishment or performance by Nordmark; and

(d)	the execution and delivery of this Snake Agreement and the performance of Nordmark’s obligations hereunder do not conflict with, or constitute a default or require any consent under, any material contractual obligation of Nordmark.

8.3	Disclaimer of Other Warranties. Except for the warranties given under Art. 8.1 and 8.2, the Parties give no warranties in respect of the Malayan pit viper snakes, NTI information, NTI materials (including Ancrod and API Starting Material), NTI intellectual property and Nordmark intellectual property, whether expressed or implied by statute, custom of the trade or otherwise (including, without limitation, any such warranty of fitness or suitability for a particular purpose or use under any conditions whether or not known to the warranting Party) and any such warranty is hereby excluded.

Article 9

Liability

9.1	Except as otherwise expressly set forth herein, each Party shall be liable to the other Party under the applicable law for damages caused by it in connection with this Snake Agreement. In the case of both Parties having caused and/or contributed by fault to any damages, such damages shall be shared in the ratio of each Party’s causal contribution and/or of each Party’s fault as the case may be. Notwithstanding the foregoing, Nordmark shall assume sole responsibility for keeping, handling, processing and storage of the Malayan pit viper snakes, API Starting Material and Ancrod obtained therefrom while in the possession of Nordmark, and for extracting and obtaining venom from such snakes (including, without limitation, sole responsibility for any personal injury or death resulting from any of the foregoing activities relating to such snakes or such venom).

9.2	To the extent that one Party is liable to the other Party under this Article 9, or for any claim or damage arising from a Party’s material breach of this Snake Agreement, that Party shall indemnify and hold harmless the other Party from all third parties’ claims arising from or in connection with such liability, damage or claim, including all defence costs and legal and consultants’ fees incurred by the indemnified Party.

9.3	Nordmark assures that it will obtain and maintain, at its own cost and expense, commercial general liability insurance (including, but not limited to, product liability and contractual liability insurance) with respect to its activities hereunder. Such insurance policy shall cover any potential or actual risks or damages arising from or in connection with keeping, handling, processing and storage of the Malayan pit viper snakes, venom, API Starting Material and Ancrod obtained therefrom in connection with this Snake Agreement.

9.4	NTI undertakes to insure, at its own cost, against loss or damage to the Malayan pit viper snakes during transport of such snakes to the snake farm within the Ancrod Facilities.

9.5	Each Party shall inform the other Party without undue delay and in writing if and when any third party claim is made against it in accordance with Art. 9.1 or 9.2. Subject to Art. 9.3, the Parties will seek, without undue delay, to reach a mutual agreement concerning the defence against such claims or the settlement of such third party’s claim.

9.6	To the extent this Snake Agreement does not expressly provide otherwise, the Parties shall have no claim against each other for compensation of indirect and/or consequential damages.

Article 10

Ownership and Storage

10.1	The Malayan pit viper snakes, any venom, API Starting Material and/or Ancrod obtained therefrom, and other materials and information made available by NTI hereunder shall remain in the ownership of NTI. Nordmark shall inform NTI, without undue delay, if and when any third party asserts any claim, right or title in or to any of such snakes, venom, API Starting Material, Ancrod, materials or information.

10.2	Nordmark shall store the Malayan pit viper snakes, any venom, API Starting Material, and/or Ancrod obtained therefrom, and other materials and information provided by NTI hereunder in a safe and orderly manner. The quantities of Malayan pit viper snakes to be kept within the snake farm established hereunder shall be determined by NTI in consultation with Nordmark.

10.3	For the purpose of safeguarding claims against carriers, Nordmark shall immediately after receipt examine every delivery of snakes and any other material made available by NTI in connection with this Snake Agreement for transport, damages and shortages. Visible transport damages and shortages shall be noted specifically in the consignment papers and a signature shall be obtained from the driver of the carrier. Concealed transport damages shall be reported by Nordmark immediately on detection.

10.4	The Malayan pit viper snakes and any other material delivered and owned by NTI shall be recorded separately in the accounts of Nordmark. Nordmark shall prepare annually an inventory of NTI’s snakes and other materials for NTI, and shall convey at least monthly reports on entries, usages and despatches of the venom, any intermediates, API Starting Material and Ancrod API obtained therefrom. Further details regarding frequency and contents of the reports will be determined by NTI in cooperation with Nordmark. Nordmark shall bear the costs for such inventory and reporting.

Article 11

Force Majeure

11.1	Circumstances or events which cannot be avoided nor prevented by applying due care (inter alia including acts of God, natural events, war, sabotage, terrorism, strikes, lock-outs, factory break-downs, lack of access to raw materials or energy, official orders or measures, and the like), and which significantly impair or aggravate a Party’s performance under this Snake Agreement (a “Force Majeure” event) shall release the affected Party from its performance obligation for the duration of the Force Majeure event, subject to Art. 11.2.

11.2	The affected Party shall inform the other Party without undue delay about the extent and duration of such Force Majeure event. Furthermore, the affected Party shall use its commercially reasonable efforts to resume proper performance within an appropriate period of time. Notwithstanding the foregoing, if the Force Majeure condition continues beyond thirty (30) days, the Parties shall jointly decide on an appropriate course of action that will permit fulfilment of the Parties’ objectives hereunder.

Article 12

Agreement on Commercial Manufacture and Supply of Medicinal Product

At least twelve (12) months prior to NTI’s anticipated first commercial sale of a Medicinal Product containing Ancrod as the API, Nordmark and NTI will commence negotiating in good faith a separate agreement for Nordmark’s commercial manufacture and supply of Ancrod. Taking into account NTI’s financial contributions to the costs for establishing the Ancrod Facilities (as set forth in Art. 6), Nordmark shall offer to manufacture and supply such Ancrod to NTI on commercially reasonable terms (including a favorable supply price that acknowledges such financial contributions of NTI).

Article 13

Duration and Termination

13.1	This Snake Agreement shall come into force and effect on the Effective Date, and, unless earlier terminated in accordance with this Article 13, shall remain valid and enforceable until the tenth (10th) anniversary of the Effective Date.

13.2	NTI remains entitled to terminate this Snake Agreement at any time, provided at least one of the following conditions occurs:

(a)	a clinical trial with the Investigational Medicinal Product has to be discontinued due to lack of safety or therapeutic efficacy;

(b)	after Registration of the Medicinal Product, the Registration is withdrawn or revoked by the competent authority;

(c)	NTI: (i) determines not to commercialize or continue to commercialize the Medicinal Product; or (ii) changes its business strategy relating to the Investigational Medicinal Product or Medicinal Product, and provides at least sixty (60) days’ prior written notice of termination to Nordmark; or

(d)	NTI sells or transfers to a third party (other than a Related Company) all or substantially all of its assets or business to which this Snake Agreement relates; provided that, due to the unique nature of Ancrod and processes related to its Manufacture, in such event NTI shall use commercially reasonable efforts to encourage such third party to continue to use the snake farm and purification unit established by Nordmark hereunder.

13.3	Either Party has the right to terminate this Snake Agreement with immediate effect in the event that:

(a)	insolvency, receivership or bankruptcy proceedings are instituted by or against the other Party (provided that, with respect to any involuntary proceeding, such proceeding is not dismissed within ninety (90) days); or the other Party enters into any arrangement or composition with its creditors or into a liquidation (whether voluntarily or compulsory); or the other Party’s business is closed down by the competent executive or judicial authorities; or

(b)	the other Party fails or becomes unable to perform any of its substantial obligations or undertakings to be performed hereunder, and such default or inability is not cured within thirty (30) days after the defaulting Party’s receipt of written notice from the non-defaulting Party that specifies such default or inability or

(c)	the other Party is in material breach of any of its obligations under this Snake Agreement, and such material breach is not cured within thirty (30) days after the breaching Party’s receipt of written notice from the non-breaching Party that specifies such material breach.

13.4	Notices of termination of this Snake Agreement shall be in writing and delivered to the other Party at the addresses set forth on the first page of this Snake Agreement.

13.5	In case this Snake Agreement expires or terminates for any reason, Nordmark shall:

(a)	subject to Nordmark’s obligations under the Cooperation Agreement, no longer use the Malayan pit viper snakes, the venom, intermediates, API Starting Material or Ancrod obtained therefrom, or any confidential technical information and materials of NTI, and shall return to NTI all Malayan pit viper snakes, all venom, intermediates, API Starting Material and Ancrod obtained therefrom, all other materials owned, made available or provided by NTI hereunder, and all materials and documentation relating thereto; Nordmark may, however, retain one archival copy of such documentation (in a department different from its production and quality control departments) solely for the purpose of fulfilling its obligations hereunder; and

(b)	give NTI assistance in technology transfer to NTI (or to any third party designated by NTI) to the extent such transfer is legally possible.

Article 14

Applicable Law and Place of Arbitration

14.1	This Agreement shall be construed in accordance with and governed by the laws of the Federal Republic of Germany. The uniform law of the international sale of movable goods, as well as the uniform law on the formation of contracts for the international sale of goods, shall not apply.

14.2	The Parties undertake to amicably solve any disputes between them arising from this Snake Agreement or concerning its validity. If they fail to do so, then either Party may request that such dispute be resolved by arbitration pursuant to the applicable Rules of Conciliation and Arbitration of the International Chamber of Commerce. The ordinary Courts of Justice shall have no jurisdiction regarding any such dispute. Notwithstanding the foregoing, the prevailing Party may enforce such arbitration decision against the other Party in any court having jurisdiction.

14.3	Place of arbitration shall be New York City, New York.

14.4	The language to be used in arbitration proceedings shall be English, and all documentation to be used in arbitration proceedings shall be in English.

14.5	If any counterclaim is raised by a Party, an award thereon shall be made in the same arbitration proceeding applying the law set forth in Art. 14.1.

14.6	The arbitrator who resolves a dispute pursuant to Article 14.2 shall be solely responsible for allocating the costs of the arbitration between the Parties; provided, however, to the extent that the topic of such dispute is an amount of money, the costs of the arbitration shall be borne by the Parties in proportion to the arbitrator’s resolution of such monetary dispute. Each Party shall bear its own attorneys’ fees, expert fees and witness fees, and all associated costs and expenses.

Article 15

Miscellaneous; Final Provisions

15.1	Neither Party may transfer rights or duties under this Snake Agreement to any third party without written approval of the other Party; provided that NTI may assign this Snake Agreement, without consent of Nordmark, (a) to a Related Party, or (b) in connection with the transfer or sale of all or substantially all of NTI’s assets or business to which this Snake Agreement relates, or in the event of NTI’s merger or consolidation with, acquisition by, or sale to another company.

15.2	Should one or more provisions of this Snake Agreement be or become ineffective, the remaining provisions of this Snake Agreement shall remain in full force and effect. In such case, the Parties shall promptly discuss such ineffective provision(s) and shall substitute such provisions by valid and enforceable ones that will achieve as far as possible the intentions of the Parties. If, however, the Parties do not succeed in substituting such new provisions, and should the invalid and ineffective provisions have such an essential importance with respect to the Snake Agreement and to the Parties, the Snake Agreement in its entirety shall be invalid and null and void.

15.3	Should, due to any change of a relevant economic or legal situation, the basis of this Snake Agreement be modified to such an extent that one Party or the other Party cannot be reasonably expected to continue performing this Snake Agreement, then the Parties shall amicably try to find an appropriate solution.

15.4	Any change of or amendment or supplement to this Snake Agreement shall be made in writing and signed by authorized representatives of each Party to become effective. This obligations of this Art. 15.4 shall be deemed to have been met if: (a) a properly executed amendment or supplement is transmitted to the other Party by facsimile or electronic mail, executed by the receiving Party, and thereafter transmitted to the originating Party by facsimile or electronic mail, and (b) such mutual execution in (a) is followed without undue delay by execution and exchange of duplicate original documents.

15.5	Any declaration or other communication which may be necessary in relation to or in performance of this Snake Agreement shall be made to the address of the Party concerned as mentioned in the heading of this Snake Agreement, unless and until such Party has informed the other Party in writing of a new address.

15.6	Except with respect to the Nondisclosure Agreement (April 19, 2004) and the Cooperation Agreement (March 1, 2005) previously executed by the Parties, and except as otherwise expressly set forth herein, all previous agreements and arrangements, if any, between the Parties are superseded by this Snake Agreement, but without prejudice to any rights which have already accrued thereunder to either Party.

15.7	This Snake Agreement (together with any exhibits that are, or in the future may be, attached hereto) embodies the entire understanding of the Parties pertaining to the subject of this Snake Agreement; there are no promises, claims, conditions or obligations expressed orally or in writing or implied other than those contained herein.

15.8	The relationship of the Parties is that of independent contractors, and neither Party will incur any debts or make any commitments for the other Party except to the extent expressly provided in this Snake Agreement. Nothing in this Snake Agreement is intended to create or will be construed as creating between the Parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

Uetersen, January 18th, 2006	Uetersen, January 18th, 2006

Neurobiological Technologies, Inc.	Nordmark Arzneimittel GmbH & Co.KG

/s/ Paul E. Freiman	/s/ Peter Tonne
Mr. Paul E. Freiman President and CEO	Dr. Peter Tonne CEO

Exhibit A

Exhibit B

Exhibit C

EXHIBIT A

Specifications, Activities, Responsibilities, Estimated Expenses and Schedules

for Completion of Part I and Part II of the Project

EXHIBIT B

Temporary solution to come

EXHIBIT C

Various Calculations for the Contingent Additional Consideration Payment

(i)	5.000.000	€5.000.000	€5.000.000	€

(ii)	4.500.000	€5.000.000	€6.000.000	€

(y)	4.500.000	€5.000.000	€5.000.000	€

(z)	3.600.000	€4.000.000	€4.000.000	€

NTI’s Payments	1.750.000	€1.750.000	€1.750.000	€

Contingent Additional Consideration Payment	1.850.000	€2.250.000	€2.250.000	€